Exhibit 99.1

Y-mAbs and the European Medicines Agency Reach Agreement on the Pediatric Investigation Plan for Naxitamab

New York, NY, February 2, 2023 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today announced that the European Medicines Agency (“EMA”) has agreed to the Company’s proposed Pediatric Investigation Plan (“PIP”) for naxitamab. The decision follows a positive opinion from EMA’s Pediatric Committee (“PDCO”). Naxitamab is being developed by Y-mAbs for the treatment of patients with relapsed/refractory high-risk neuroblastoma, which is the indication targeted by the PIP, as well as osteosarcoma.

A PIP outlines a pharmaceutical company’s strategy for investigation of the new medicinal product in the pediatric population and is a required submission as part of the regulatory process for the registration of new medicines in Europe. An approved PIP is a prerequisite for filing a Marketing Authorization Application (“MAA”) for any new medicinal product in Europe.

Researchers at Memorial Sloan Kettering Cancer Center (“MSK”) developed DANYELZA, which is exclusively licensed by MSK to Y-mAbs. MSK has institutional financial interests related to the compound and Y-mAbs.

About DANYELZA® (naxitamab-gqgk)

DANYELZA® (naxitamab-gqgk) is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. This indication was approved in the United States by the FDA under accelerated approval based on overall response rate and duration of response. Continued approval for this indication is contingent upon verification and description of clinical benefits in a confirmatory trial. DANYELZA® includes a Boxed Warning for serious infusion-related reactions, such as cardiac arrest and anaphylaxis, and neurotoxicity, such as severe neuropathic pain and transverse myelitis. See full Prescribing Information (https://labeling.ymabs.com/danyelza) for complete Boxed Warning and other important safety information.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic cancer products. In addition to conventional antibodies, the Company’s technologies include bispecific antibodies generated using the Y-BiClone platform and the SADA platform. The Company’s product pipeline includes one FDA-approved product, DANYELZA® (naxitamab-gqgk), which targets tumors that express GD2, and one product candidate at the registration-stage, OMBLASTYS® (omburtamab), which targets tumors that express B7-H3.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements with respect to the Company’s product candidates and pipeline, including with respect to the development of naxitamab as a potential treatment of patients with relapsed/refractory hig-risk neuroblastoma as well as osteosarcoma and the related regulatory process, including any potential future MAA; statements with respect to the benefits of DANYELZA; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would,’’ “goal,” “aim,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with our financial condition and need for additional capital; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties, including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval; risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock; risks associated with the COVID-19 pandemic; risks associated with the conflict between Russia and Ukraine and sanctions related thereto; macroeconomic conditions, including inflation and uncertain global credit and capital markets; and other risks and uncertainties affecting the Company including those described in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2021 with the Securities and Exchange Commission (the “SEC”) and in our other SEC filings, including our Quarterly Reports on Form 10-Q for the quarters ending March 31, 2022, June 30, 2022 and September 30, 2022 as well as our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise expect as required by law.

DANYELZA®, OMBLASTYS® and Y-mAbs® are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc.

230 Park Avenue, Suite 3350

New York, NY 10169

USA

+1 646 885 8505

E-mail: info@ymabs.com